EXHIBIT 99.1

Ciprico Reports First Quarter Results

Minneapolis, MN – January 26, 2006 - Ciprico Inc. (NASDAQ: CPCI) today announced results for the first quarter of fiscal 2006 ended December 31, 2005.  Sales for the quarter totaled $3.5 million, a 16% increase over the first quarter of the prior fiscal year.  Gross profit of $1.4 million represented 39% as a percentage of revenue, an improvement over both the prior year first quarter and the previous quarter.  Gross profit increased $260,000, 24% over the first quarter of the prior fiscal year.  Total operating expenses were $2.2 million, consistent with the prior quarter amount of $2.1 million.  Total operating expenses for the first quarter of the prior fiscal year, excluding the restructuring adjustment of $466,000 (discussed below), were approximately $1.7 million.  The first quarter of last year did not include any costs related to the purchase of the MediaVault™ product line, which was the key piece of the acquisition of substantially all of the assets of Huge Systems, Inc., on January 31, 2005.

In the first quarter of fiscal 2005, the Company entered into an agreement to sub-lease a portion of it’s headquarter facility.  As a result of that agreement Ciprico recorded a positive restructuring adjustment of $466,000 in that quarter to reduce a portion of the lease abandonment charges previously recorded in fiscal 2004.

Net loss for the first quarter was ($694,000) or ($0.14) a share. For the prior year first quarter the Company had net income of $21,000 or $0.00 per share including the restructuring adjustment and a net loss of ($445,000) or ($0.09) a share excluding the restructuring adjustment.  The Company believes discussion of operating expense and earnings information excluding the restructuring adjustment to be useful information that allows investors to better understand and compare the operational performance of the Company among periods.

Ciprico Chief Executive Officer James Hansen said, “Despite a 16% increase in sales over the previous year first quarter, this result did not meet our expectations.  The death of our Vice President of Sales in November and the uncertainty in the release of the Apple PCI Express platform served to significantly affect the first half of the quarter.  However sales steadily improved in the second half of the quarter.  Sales continue to be driven by our MediaVault™ and DiMeda® product lines as legacy products sales continued their decline.”

Mr. Hansen added comments on specific offerings:

 “The shift to newer technology, particularly the 4 Gigabit products introduced this past year continue to gain market share and carry good margins.  With new product extensions planned for the 4 Gigabit family of products, we expect the related sales growth to continue to accelerate in the second half of 2006.”

“Our introduction of the first 10 Gigabit storage appliance has generated a lot of interest in the media and among end users.  We believe that over time the shift to Ethernet based storage systems, particularly in broadcast environments, will drive future sales of this product specifically and the DiMeda® product family in general.”

“During the quarter we also booked our first revenue related to the FlexSTORE™ platform.  This is a revolutionary idea that has the potential to change the way in which storage systems are designed.  We continue to be excited by the opportunities for near term design wins that provide us with engineering fees and have the potential to drive licensing revenue for years as our partners’ products utilizing these technologies reach the market.”

Hansen continued, “We continue to closely monitor expenses.  General and administrative expenses are impacted by insurance costs, costs of being a public company and professional fees related to an increasing regulatory environment.  In addition, accounting adjustments favorably impacted the prior year costs in this area.  Twenty months ago we drastically reduced sales and marketing expenses and only have reinvested in sales and marketing as new products could be brought to market. Compared to prior years, the level of research and development spending is significantly less, yet our development teams have averaged one new product per quarter over the last year.  These development expenditures have all been, and will continue to be focused on the expanding opportunities in digital video workflows from capture to archive.”

Mr. Hansen concluded, “We continue to evaluate new opportunities that fit our strategies to strengthen our market position with products and services complementary to our technology capabilities, leverage our strong brand name in digital media applications and expand our distribution channels.  We believe the combination of the internal innovation resulting in new products, expanded partnerships and introduction of service offerings are all key elements for future growth of the Company.  Our financial position and liquidity remain strong. We remain focused on positioning the Company for long term sustainable profitability.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to stockholders and other news releases.  Such forward-looking statements, which reflect our current view of expected improvements for fiscal 2006 and beyond, sustainable growth and profitability, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include, but are not limited to: (i) competitive factors, including pricing pressures; (ii) variability in quarterly sales; (iii) economic trends generally and in various markets; (iv) general economic conditions; (v) market acceptance and unanticipated risks associated with introducing new products and features; (vi) sales and distribution issues, (vii) dependence on suppliers, (viii) limited backlog and (vi) other events and important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). Investors should take such risks into account when making investment decisions. Future SEC filings, future press releases and oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they were made, and except as required by law, we assume no obligation to update any forward-looking statements. Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen CEO (763) 551-4000	Monte S. Johnson VP – Finance & CFO (763) 551-4000

CIPRICO INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands except per share amounts)

	Three Months Ended December 31,
	2005	2004

NET SALES	$3,511	$3,018
Cost of sales	2,157	1,924

GROSS PROFIT	1,354	1,094

OPERATING EXPENSES:
Research and development	886	840
Sales and marketing	786	573
General and administrative	537	246
Restructuring (1)	—	(466)
Total operating expenses	2,209	1,193

LOSS FROM OPERATIONS	(855)	(99)
Other income, primarily interest	161	120

INCOME (LOSS) BEFORE INCOME TAXES	(694)	21
Income taxes	—	—

NET INCOME (LOSS)	$(694)	$21

Shares used to calculate income (loss) per share:
Basic	4,793	4,743

Diluted	4,793	4,762

NET INCOME (LOSS) PER SHARE:
Basic	$(0.14)	$0.00

Diluted	$(0.14)	$0.00

(1)          Represents adjustment to previously recorded lease abandonment charges associated with sublease agreement executed during the period.